Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 1, 2022

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Reports Fiscal 2022 and Fourth Quarter Results
•FY22 sales increased 9 percent year-over-year to $2.0 billion; 11 percent on an organic basis
•Strong full-year operating leverage drove significant improvement in annual operating margin
•FY22 earnings per diluted share (EPS) of $1.72 and adjusted EPS of $1.78 versus $0.65 and $1.04, respectively, in FY21
•Returned $152 million to shareholders in FY22; $85 million in share repurchases and $67 million in dividends
•Q4 sales increased 3 percent year-over-year to $530 million; 7 percent on an organic basis
PITTSBURGH, (August 1, 2022) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2022 results. For the fourth quarter, the Company reported earnings per diluted share (EPS) of $0.50, compared with $0.41 in the prior year quarter. The current quarter adjusted EPS was $0.53, compared with $0.53 in the prior year quarter. For fiscal 2022, the Company reported EPS of $1.72, compared with $0.65 in the prior year. Adjusted EPS was $1.78 in the current year, compared with $1.04 in the prior year.
“We posted solid results this year with strong full-year operating leverage delivering over 300 basis points of year-over-year adjusted operating margin improvement. These results demonstrate continued success in executing our Operational and Commercial Excellence initiatives, including timely pricing actions to cover inflationary pressures,” said Christopher Rossi, President and CEO.
Rossi continued, “Given our demonstrated ability to operate successfully in an uncertain macroeconomic environment, while maintaining a strong balance sheet, returning cash to shareholders and investing in the business, I am confident our strategic initiatives will continue to drive growth and improved profitability over the long-term.”

Fiscal 2022 Fourth Quarter Key Developments
Sales were $530 million compared with $516 million in the same quarter last year. Sales increased by 3 percent, driven by 7 percent organic growth, partially offset by an unfavorable currency exchange effect of 4 percent.
Operating income was $63 million, or 11.8 percent margin, compared with $61 million, or 11.8 percent margin, in the same quarter last year. The increase in operating income was due primarily to organic sales growth, favorable pricing, lower incentive compensation costs and restructuring and related charges of $2 million compared to $5 million in the prior year quarter, partially offset by higher raw material costs of approximately $22 million and certain manufacturing inefficiencies including higher depreciation. Adjusted operating income was $65 million, or 12.3 percent margin, compared with $66 million, or 12.8 percent margin, in the prior year quarter.

The reported effective tax rate (ETR) was 27.8 percent and the adjusted ETR was 27.6 percent, compared to a reported ETR of 31.4 percent and an adjusted ETR of 24.3 percent in the prior year quarter. The year-over-year change in both the reported and adjusted ETR’s was primarily due to higher pretax income in the current year, a non-recurring favorable adjustment in the prior year associated with a tax rate change in the U.K. and geographical mix.
Reported EPS in the current quarter includes restructuring and related charges of $0.02 per share and charges related to Russian and Ukrainian operations of $0.01 per share. Reported EPS in the prior year quarter includes restructuring and related charges of $0.05 per share, the partial annuitization of Canadian pension plans of $0.02 per share and differences in projected annual tax rates of $0.05 per share.
During the current quarter, the Company repurchased 1.3 million shares of Kennametal common stock for $35 million under its share repurchase program. Year-to-date the Company has repurchased 2.7 million shares of common stock for $85 million under the $200 million three-year program.

Fiscal 2022 Key Developments
Sales of $2,012 million increased from $1,841 million in the prior year. Sales increased by 9 percent, driven by 11 percent organic growth, partially offset by an unfavorable currency exchange effect of 2 percent.
Operating income was $218 million, or 10.8 percent margin, compared with $102 million, or 5.5 percent margin, in the prior year. The increase in operating income was due primarily to organic sales growth, restructuring and related charges of $4 million compared to $40 million in the prior year, favorable pricing, lower incentive compensation costs, favorable product mix and approximately $14 million of incremental simplification/modernization benefits, partially offset by higher raw material costs of approximately $49 million, certain manufacturing inefficiencies including higher depreciation and approximately $25 million due to the restoration of salaries and other cost-control measures that were taken in the prior year. Adjusted operating income was $224 million, or 11.1 percent margin, compared with $143 million, or 7.7 percent margin, in the prior year.
Net cash flow provided by operating activities in fiscal 2022 was $181 million compared to $236 million in the prior year. The change in net cash flow provided by operating activities was driven primarily by working capital adjustments in part due to increased safety stock for potential supply chain disruptions and higher raw material costs, partially offset by higher net income. Free operating cash flow (FOCF) was $85 million compared to $113 million in the prior year. The change in FOCF was driven primarily by working capital adjustments in part due to increased safety stock for potential supply chain disruptions and higher raw material costs, partially offset by higher net income and lower capital expenditures.
In fiscal 2022, Kennametal continued its focus on delivering shareholder value by returning $152 million to the shareholders through $85 million in share repurchases and $67 million in dividends, while investing $96 million in net capital expenditures.

Outlook
The Company’s expectations for the first quarter of fiscal 2023 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $480 - $500 million; USD strength expected to be a $25 - $30 million headwind compared to the first quarter of fiscal 2022
•Adjusted operating income expected to be at least $45 million
Annual Outlook:
•Pricing actions expected to offset raw material costs, wage and general inflation
•Free operating cash flow at approximately 100 percent of adjusted net income
•Primary working capital as a percent of sales maintained at 31 - 33 percent throughout the year
•Capital spending expected to be $100 - $120 million
•Adjusted ETR is expected to be 26 - 28 percent
•$200 million three-year share repurchase program to continue

The Company will provide more details regarding its fiscal 2023 assumptions during its quarterly earnings conference call.

Fiscal 2022 Fourth Quarter Segment Results
Metal Cutting sales of $316 million increased 1 percent from $312 million in the prior year quarter due to organic sales growth of 7 percent, partially offset by an unfavorable currency exchange effect of 6 percent. Operating income was $34 million, or 10.8 percent margin, compared to $33 million, or 10.6 percent margin, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, favorable pricing, lower incentive compensation costs and restructuring and related charges of $1 million compared to $4 million in the prior year quarter, partially offset by certain manufacturing inefficiencies including higher depreciation and higher raw material costs of approximately $6 million. Adjusted operating income was $36 million, or 11.3 percent margin, compared to $37 million, or 11.7 percent margin, in the prior year quarter.
Infrastructure sales of $214 million increased 5 percent from $204 million in the prior year quarter driven by organic sales growth of 7 percent, partially offset by an unfavorable currency exchange effect of 2 percent. Operating income was $29 million, or 13.7 percent margin, compared to $28 million, or 13.5 percent margin, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, favorable pricing and lower incentive compensation costs, partially offset by higher raw material costs of approximately $16 million and certain manufacturing inefficiencies including higher depreciation. Adjusted operating income was $30 million, or 14.0 percent margin, compared to $30 million, or 14.5 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 23, 2022 to shareholders of record as of the close of business on August 9, 2022.
The Company will discuss its fiscal 2022 fourth quarter and full year results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, August 2, 2022. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures, working capital and effective tax rate for fiscal year 2023 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; uncertainties related to the effects of the ongoing COVID-19 pandemic, including the emergence of more contagious or virulent strains of the virus, its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally, including as a result of travel restrictions, business and workforce disruptions associated with the pandemic; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflict in Ukraine; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2022. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Sales	$530,016	$515,971	$2,012,456	$1,841,441
Cost of goods sold	360,364	340,270	1,364,479	1,288,963
Gross profit	169,652	175,701	647,977	552,478
Operating expense	102,670	108,034	419,093	407,246
Restructuring charges (benefits) and asset impairment charges	1,080	2,916	(1,243)	29,061
Gain on divestiture	—	—	(1,001)	—
Amortization of intangibles	3,237	3,960	12,988	14,003
Operating income	62,665	60,791	218,140	102,168
Interest expense	6,697	6,552	25,914	46,375
Other (income) expense, net	(3,378)	1,702	(14,507)	(8,867)
Income before income taxes	59,346	52,537	206,733	64,660
Provision for income taxes	16,501	16,495	56,532	6,243
Net income	42,845	36,042	150,201	58,417
Less: Net income attributable to noncontrolling interests	1,136	941	5,578	3,983
Net income attributable to Kennametal	$41,709	$35,101	$144,623	$54,434
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.51	$0.42	$1.74	$0.65
Diluted earnings per share	$0.50	$0.41	$1.72	$0.65
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	82,386	83,787	83,252	83,602
Diluted weighted average shares outstanding	83,060	84,788	83,944	84,333

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2022	June 30, 2021
ASSETS
Cash and cash equivalents	$85,586	$154,047
Accounts receivable, net	295,346	302,945
Inventories	570,836	476,345
Other current assets	72,940	71,470
Total current assets	1,024,708	1,004,807
Property, plant and equipment, net	1,002,041	1,055,135
Goodwill and other intangible assets, net	369,955	397,656
Other assets	176,820	208,163
Total assets	$2,573,524	$2,665,761
LIABILITIES
Revolving and other lines of credit and notes payable to banks	$21,186	$8,365
Accounts payable	227,887	177,659
Other current liabilities	236,576	251,370
Total current liabilities	485,649	437,394
Long-term debt	594,364	592,108
Other liabilities	202,264	268,054
Total liabilities	1,282,277	1,297,556
KENNAMETAL SHAREHOLDERS’ EQUITY	1,252,577	1,329,608
NONCONTROLLING INTERESTS	38,670	38,597
Total liabilities and equity	$2,573,524	$2,665,761

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Outside Sales:
Metal Cutting	$316,449	$311,808	$1,227,273	$1,150,746
Infrastructure	213,567	204,163	785,183	690,695
Total sales	$530,016	$515,971	$2,012,456	$1,841,441
Sales By Geographic Region:
Americas	$263,915	$239,814	$965,544	$830,948
EMEA	152,157	161,596	600,402	574,128
Asia Pacific	113,944	114,561	446,510	436,365
Total sales	$530,016	$515,971	$2,012,456	$1,841,441
Operating Income:
Metal Cutting	$34,094	$33,085	$121,386	$45,855
Infrastructure	29,191	27,630	98,871	59,461
Corporate (1)	(620)	76	(2,117)	(3,148)
Total operating income	$62,665	$60,791	$218,140	$102,168
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2022 include restructuring and related charges, charges related to Russian and Ukrainian operations and differences in projected annual tax rates. Adjustments for the three months ended June 30, 2021 include restructuring and related charges, the partial annuitization of Canadian pension plans and differences in projected annual tax rates. Adjustments for the twelve months ended June 30, 2022 include restructuring and related charges, charges related to Russian and Ukrainian operations, and a gain on the New Castle divestiture. Adjustments for the twelve months ended June 30, 2021 include restructuring and related charges, a discrete tax benefit, the effects from the early extinguishment of debt, and the partial annuitization of Canadian pension plans. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the first quarter and full fiscal year of 2023 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2022 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$530,016	$62,665	27.8%	$41,709	$0.50
Reported margins		11.8%
Restructuring and related charges	—	1,662	23.2	1,268	0.02
Charges related to Russian and Ukrainian operations(3)	—	890	—	890	0.01
Differences in projected annual tax rates	—	—	(23.4)	(191)	—
Adjusted results	$530,016	$65,217	27.6%	$43,676	$0.53
Adjusted margins		12.3%
(2) Attributable to Kennametal.
(3) During fiscal 2022, the Company ceased operations in Russia and is in the process of liquidating the legal entity.

THREE MONTHS ENDED JUNE 30, 2022 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$316,449	$34,094	$213,567	$29,191
Reported operating margin		10.8%		13.7%
Restructuring and related charges	—	1,044	—	581
Charges related to Russian and Ukrainian operations(3)	—	750	—	140
Adjusted results	$316,449	$35,888	$213,567	$29,912
Adjusted operating margin		11.3%		14.0%
(3) During fiscal 2022, the Company ceased operations in Russia and is in the process of liquidating the legal entity.

THREE MONTHS ENDED JUNE 30, 2021 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$515,971	$60,791	31.4%	$35,101	$0.41
Reported margins		11.8%
Restructuring and related charges	—	5,460	22.1	4,256	0.05
Partial annuitization of Canadian pension plans	—	—	25.6	2,076	0.02
Differences in projected annual tax rates	—	—	(54.8)	3,665	0.05
Adjusted results	$515,971	$66,251	24.3%	$45,098	$0.53
Adjusted margins		12.8%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$311,808	$33,085	$204,163	$27,630
Reported operating margin		10.6%		13.5%
Restructuring and related charges	—	3,525	—	1,937
Adjusted results	$311,808	$36,610	$204,163	$29,567
Adjusted operating margin		11.7%		14.5%

TWELVE MONTHS ENDED JUNE 30, 2022 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$2,012,456	$218,140	$144,623	$1.72
Reported operating margin		10.8%
Restructuring and related charges	—	4,238	2,663	0.03
Charges related to Russian and Ukrainian operations(3)	—	2,706	2,706	0.03
Gain on New Castle divestiture	—	(1,001)	(791)	—
Adjusted results	$2,012,456	$224,083	$149,201	$1.78
Adjusted operating margin		11.1%
(2) Attributable to Kennametal.
(3) During fiscal 2022, the Company ceased operations in Russia and is in the process of liquidating the legal entity.

TWELVE MONTHS ENDED JUNE 30, 2021 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$1,841,441	$102,168	$54,434	$0.65
Reported operating margin		5.5%
Restructuring and related charges	—	40,398	34,158	0.40
Discrete tax benefit	—	—	(9,268)	(0.11)
Effects from early extinguishment of debt	—	—	6,438	0.08
Partial annuitization of Canadian pension plans	—	—	2,076	0.02
Adjusted results	$1,841,441	$142,566	$87,838	$1.04
Adjusted operating margin		7.7%
(2) Attributable to Kennametal.

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2022	2021
Net cash flow from operating activities	$181,444	$235,682
Purchases of property, plant and equipment	(96,924)	(127,302)
Proceeds from disposals of property, plant and equipment	924	4,373
Free operating cash flow	$85,444	$112,753

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2022	Metal Cutting	Infrastructure	Total
Organic sales growth	7%	7%	7%
Foreign currency exchange effect(4)	(6)	(2)	(4)
Sales growth	1%	5%	3%

TWELVE MONTHS ENDED JUNE 30, 2022	Total
Organic sales growth	11%
Foreign currency exchange effect(4)	(2)
Sales growth	9%
(4) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.